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                                                                     EXHIBIT 8.1

Genomic Solutions Inc.
April __, 2000




                                April ____, 2000


Genomic Solutions Inc.
4335 Varsity Drive, Suite E
Ann Arbor, MI 48108

         RE:      REGISTRATION STATEMENT ON FORM S-1

Gentlemen:

We have acted as counsel to Genomic Solutions Inc., a Delaware corporation (the "Company") in connection with the Investment Agreement between the Company and PerkinElmer, Inc. dated as of December 14, 1999 (the "Investment Agreement") and with the proposed offering (the "Offering") of shares of Callable Common Stock ("Callable Common Stock") by the Company, as described in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 11, 2000 (together with all Amendments thereto, the "Registration Statement").

         In rendering this opinion, we have examined and relied on the following documents, all of which are dated the date hereof unless otherwise specified, and nothing else:

         A. The Registration Statement;

         B. The Investment Agreement;

         C. The Securities Purchase Agreements entered into between PerkinElmer and certain holders of the Company's capital stock, options, and warrants dated as of January 25, 2000;

         D. Form of Governance Agreement to be entered into between the Company and PerkinElmer, Inc.

         E. Amended and Restated Certificate of Incorporation for the Company, as amended, as certified by the Delaware Secretary of State on April ___, 2000;


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Genomic Solutions Inc.
April __, 2000

         F. Form of the Second Amended and Restated Certificates of Incorporation, as approved by the Company's Board of Directors and shareholders, which authorizes the callable common stock;

         G. Form of the Third Amended and Restated Certificates of Incorporation, as approved by the Company's Board of Directors and shareholders, which reclassifies the Company's existing capital stock into callable common stock;

         H. A copy of the Bylaws of the Company, certified by the Secretary of the Company on April ___, 2000;

         I. A copy of the resolutions of the Board of Directors of the Company, authorizing the transactions contemplated in the Investment Agreement, the Registration Statement, and the Second and Third Amended and Restated Certificates, certified by the Secretary of the Company April ___, 2000;

         J. Minute Book of the Company, including stockholder records, from December 1997 to the present, as presented to us by management of the Company; and


         K. A Certificate of Facts (the "Certificate of Facts"), dated as of the same date as this opinion, executed by Jeffrey S. Williams, individually and as an officer, director and shareholder of the Company.


         For the purposes of this opinion, the documents identified in paragraphs A through G above are collectively referred to as the "Documents."

         Our review has been limited to examining the Documents, applicable Federal income tax law, and where applicable, Michigan law and the General Corporation Law of the State of Delaware, as amended. This opinion is qualified accordingly.

         In rendering our opinion, we have assumed, without independent verification or investigation, that:

                  (i) The transactions contemplated by the Documents have been or will be consummated in accordance with the terms of the Documents, and such Documents accurately reflect the material facts of such transactions.

                  (ii) There will be no change in the applicable laws of the State of Michigan or the Internal Revenue Code (the "IRC), the regulations promulgated thereunder by the Treasury Department (the "Regulations"), and the interpretations of the IRC and Regulations by the courts and the Internal Revenue Service, as they exist as of the date of this letter. With respect to this assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive

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Genomic Solutions Inc.
April __, 2000

         effect. Any material change which is made after the date hereof in any of the foregoing could affect our conclusions.

         We have reviewed the tax section of the Registration Statement and are of the opinion that it fairly presents the material Federal income tax consequences under currently applicable law of the reclassification of common stock into Callable Common Stock, as well as of the ownership of the Callable Common Stock, to the holders of shares who are United States citizens or resident individuals. The discussions set forth in the tax section may not be applicable with respect to stockholders in special categories for tax purposes, including corporate and foreign stockholders and stockholders who acquired their shares pursuant to exercise of employee stock options or otherwise as compensation. In addition, such discussion does not address the tax consequences of the reclassification to holders of options, warrants, preferred stock, or convertible securities. Each stockholder should consult his or her own tax advisor as to the particular tax consequences to him of the reclassification and the ownership, exchange, redemption, or sale of the Callable Common Stock, including the application of state, local and foreign tax laws and possible future changes in Federal tax laws.

         Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion as of the date hereof that:

1. The reclassification of the existing shares of common stock into Callable Common Stock to be effected simultaneously with the closing of the Offering will not cause the existing stockholders or the Company to recognize gain or loss. The reclassification will qualify as a tax-free recapitalization under IRC
Section 368(a)(1)(E).

2. Any distributions paid with respect to the Callable Common Stock will be taxed as dividends under IRC Section 301 to the extent of the Company's available earnings and profits for Federal income tax purposes. To the extent that distributions on the Callable Common Stock exceed the available earnings and profits of the Company, the amount distributed will be applied to reduce the tax basis in such Callable Common Stock and, to the extent that any such amount distributed exceeds such tax basis, will constitute gain from the deemed sale or exchange of such Callable Common Stock. Any such gain will be capital gain if the Callable Common Stock is held as a capital asset and will be long-term or short-term depending on the holding period for such Callable Common Stock.

3. The terms of the Callable Common Stock will not cause holders of the Callable Common Stock to be deemed to receive stock dividends taxable under IRC Section 305.

4. If the Callable Common Stock is called as a class and redeemed for cash, the exchanging stockholder will recognize gain or loss under IRC Section 302 measured by the difference between the basis in the Callable Common Stock redeemed and the amount of cash received. Such gain or loss will be capital gain or loss if the Callable Common Stock is held as a capital asset, and will be long-term, if, at the time of the redemption, the shares of Callable Common Stock have been held for more than one year. Gain or loss on the sale of Callable Common Stock will be capital gain or loss if such stock is held as a capital asset.

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Genomic Solutions Inc.
April __, 2000

5. The Callable Common Stock will not be "Section 306" within the meaning of IRC
Section 306(c). Accordingly, the provisions of IRC Section 306 will not apply to dispositions of the Callable Common Stock.

6. No gain or loss will be recognized for Federal income tax purposes upon the conversion of Callable Common Stock into shares of common stock upon the expiration of the call rights.

7. Under IRC Section 1032, no gain or loss will be recognized by the Company for Federal income tax purposes upon the lapse of PerkinElmer's right to acquire up to 19.9% of the Company's outstanding stock.

         We are qualified to practice law in the State of Michigan only and do not purport to be experts on or to express any opinion concerning any laws other than the laws of the State of Michigan, the General Corporation Law of the State of Delaware, as amended, and the laws of the United States of America. This opinion is qualified accordingly.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the discussion of the tax consequences in the prospectus and being named in the Registration Statement. This opinion is given on and as of the date hereof only, and it does not contemplate, and no opinion is given or intended with respect to, future events or subsequent changes in law or fact, and the undersigned has no obligation to update this opinion with respect thereto.

                                Very truly yours,

                          JAFFE, RAITT, HEUER & WEISS,
                            Professional Corporation



                                 Robert E. Lewis



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